                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-95335

                           INTEGRITY BANCSHARES, INC.

                       A Proposed Bank Holding Company for

                                 INTEGRITY BANK

                                  [IBANK LOGO]
                                   (Proposed)

                        1,200,000 SHARES OF COMMON STOCK

                        (Minimum Purchase: 2,500 Shares)

         Integrity Bancshares, Inc. is offering a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of its common stock to organize Integrity Bank., a proposed state bank. Integrity Bancshares' organizers will offer and sell the common stock on a best-efforts basis without compensation. Prior to this offering, Integrity Bancshares has not conducted active business operations, and there has not been a public market for the shares of common stock. Integrity Bancshares does not anticipate that a secondary market will develop for the shares of common stock.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE"RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         The shares of common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.



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
                                                                 Per Share      Total Minimum       Total Maximum
                                                                 ---------      -------------       -------------
Price to public ......................................          $     10.00     $10,000,000          $12,000,000
Fees and commissions .................................                  -0-             -0-                  -0-
Net proceeds, before expenses, to Integrity Bancshares          $     10.00     $10,000,000          $12,000,000

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         We will promptly deposit subscription proceeds in an escrow account with our escrow agent, The Banker's Bank of Atlanta. The escrow agent will hold the subscription proceeds until we receive subscriptions for at least 1,000,000 shares and satisfy certain other conditions. We plan to end the offering on August 31, 2000, unless we decide to end it sooner or extend it. If we are unable to sell 1,000,000 shares of common stock or satisfy the other conditions, the escrow agent will return all subscription proceeds to investors, without interest, and we will pay all of Integrity Bancshares' expenses.

                 THE DATE OF THIS PROSPECTUS IS APRIL 28, 2000

                                TABLE OF CONTENTS

Summary........................................................................................................   1

Risk factors...................................................................................................   3

The offering...................................................................................................   7

Plan of distribution...........................................................................................   9

Use of proceeds................................................................................................   9

Capitalization.................................................................................................  11

Dividends......................................................................................................  12

Management's discussion and analysis
of financial condition and plan of operations..................................................................  12

Proposed business of Integrity Bancshares and Integrity Bank...................................................  14

Management.....................................................................................................  20

Executive compensation.........................................................................................  22

Related party transactions.....................................................................................  23

Description of capital stock of Integrity Bancshares...........................................................  23

Important provisions of the articles of incorporation and bylaws...............................................  24

Shares eligible for future sale................................................................................  27

Supervision and regulation.....................................................................................  27

Legal matters..................................................................................................  33

Reports to shareholders........................................................................................  33

Experts........................................................................................................  33

Additional information.........................................................................................  33

Index to financial statements.................................................................................. F-1

Diagram of premises............................................................................................ A-1

                                     SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This summary and does not contain all the information you should consider before investing in the common stock. You should read carefully the entire prospectus.

IN GENERAL

         Integrity Bancshares is a Georgia corporation that was incorporated to serve as the holding company for Integrity Bank, a proposed Georgia bank.

         Integrity Bank will operate as a full service commercial bank emphasizing prompt, personalized customer service to individuals and businesses located in Alpharetta, Georgia (Fulton County). Integrity Bank expects to operate out of an office to be constructed at 11130 State Bridge Road, Suite D-203, Alpharetta, Georgia 30022. The telephone number of its main office will be (770) 777-0324. Integrity Bank anticipates opening on July 1, 2000. The actual opening date, however, may be delayed beyond July 1, 2000.

         Integrity Bancshares and Integrity Bank must receive all necessary regulatory approvals before Integrity Bancshares may purchase Integrity Bank's common stock and before Integrity Bank may begin business. We have filed all of the necessary applications with the banking regulators, and they are pending. We anticipate that we will receive the necessary approvals and begin business in the second quarter of 2000.

THE INTEGRITY  MARKET

         Integrity Bank will be located in Alpharetta, Georgia. We believe that a majority of our potential customers shall reside within twenty-five miles of our office in Alpharetta. Our primary market will consist of the geographic area falling within a twenty-five mile radius of the Alpharetta office. Our secondary market adds an additional twenty-five mile radius.

         We believe the degree of success of any community bank is determined by the growth rate of its market and the level of local competition. We conducted a 120-city bank market share analysis of potential growth areas which showed that the Atlanta area had the highest deposits per bank location, deposits per county, and population growth as of June 30, 1999. We believe that these findings, coupled with the fact that there are few community banks remaining in Alpharetta, will give Integrity Bank the opportunity for rapid growth of deposits and loans.

         We also believe that the proper strategy for Integrity Bank is to emphasize customer relationships more than products. The large banks tend to emphasize products. By contrast, if we emphasize customer relationships, we think our customers will be more likely to bank with us for a long time and will not be as sensitive to the price of our services. We also think a bank can differentiate itself from other banks by identifying certain underserved but profitable groups, developing customer relationships within those groups, and then developing products to satisfy the financial needs of those customers. In the Alpharetta market, we believe that consumers and small businesses are underserved by other banks, and we plan to focus on them as customers.

PRODUCTS AND SERVICES

         We plan to offer Integrity Bank's products and services through high quality, personalized delivery systems, with a focus on community involvement while providing our customers with the financial sophistication and array of products typically offered by a larger bank. Integrity Bank's lending services will include commercial loans to small- and medium-sized businesses and professional concerns, consumer loans to individuals, and real estate-related loans.


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



         Integrity Bank will offer a broad array of competitively priced deposit services, including interest-bearing and non-interest bearing checking accounts, statement savings accounts, money market deposits, certificates of deposit and individual retirement accounts. To complement our lending and deposit services, we will also provide ATM and debit cards, travelers checks, official checks, MasterCard(R) and VISA(R) credit cards, direct deposit, automatic transfer, savings bonds, night depository, stop payments, collections, wire transfer, overdraft protection, and courier services.

DIRECTORS AND OFFICERS

         Our management team will include individuals who have significant experience in the banking industry. Steven M. Skow is the President and Chief Executive Officer of Integrity Bancshares and will serve as the President and the Chief Executive Officer of Integrity Bank. Mr. Skow has over 30 years of banking experience, including 22 years of experience as President and Chief Executive Officer of high performing banks. Integrity Bank is in the process of identifying and interviewing candidates for other key employment positions.

         The directors of Integrity Bancshares and Integrity Bank consist of the 9 organizers. Eight of the directors live, work, and/or own businesses in or around Fulton County. The directors expect to utilize their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community. The directors and executive officers also intend to purchase approximately 190,000 shares of the common stock offered by this prospectus (27.1% of the minimum and 15.8% of the maximum number of shares to be sold). The directors' financial interest in Integrity Bancshares and Integrity Bank should encourage their active participation in growing our franchise.

BUSINESS STRATEGY

         Our strategy as an independent bank holding company will be carried out through the operations and growth of Integrity Bank. In an effort to emphasize prompt, responsive service to our target customers and to expand our presence in the Alpharetta market, our strategies include:

         -         maintaining the overall asset quality of Integrity Bank;

         -         maintaining Integrity Bank's profitability;

         -         achieving core deposit growth; and

         -         maximizing productivity.

EXECUTIVE OFFICES

         Our offices will be located at 11130 State Bridge Road, Suite D-203, Alpharetta, Georgia 30022. Our telephone number is 770-777-0324. Integrity Bancshares does not currently have plans to open another office.
Integrity Bank will not open any branches until profits warrant expansion.


THE OFFERING

Common stock offered......................................       Common stock, no par value, of Integrity Bancshares

Common stock to be outstanding after the offering ........       Minimum 1,000,000 shares;
                                                                 Maximum 1,200,000 shares

Offering price............................................       $10.00 per share

Use of proceeds...........................................       To capitalize Integrity Bank, to pay organizational, offering and pre-opening expenses, to construct Integrity Bank's main office and to provide working capital for Integrity Bank to be used for business purposes, including making loans and other investments. See "Use of Proceeds" (page 10).


The organizers will offer and sell the common stock to potential investors without compensation.

NO DIVIDENDS

         We do not intend to pay dividends at any time in the foreseeable future.


                                  RISK FACTORS

         An investment in the common stock involves a significant degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in the common stock.

         The following paragraphs describe some of the material risks of an investment in the common stock. You should also carefully read the cautionary statement following the Risk Factors regarding the use of forward-looking statements.

WE HAVE NO OPERATING HISTORY, ANTICIPATE LOSSES AND MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY.

         Integrity Bank's proposed operations are subject to the risks inherent in establishing a new business and specifically to those of opening a new bank. Certain of these inherent risks, including the lack of an operating history, the anticipation of losses and the potential inability to implement business strategies, are discussed in more detail below.

         No operating history. Neither Integrity Bancshares nor Integrity Bank has any operating history on which to base any estimate of their future earnings prospects. Integrity Bancshares was only recently formed, and Integrity Bank will not receive regulatory approval to begin operations until after this offering is completed. Consequently, you will not have access to historical information that would be helpful in deciding whether to invest in Integrity Bancshares.

         Anticipated losses. Typically, most new banks incur substantial start-up expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. Additionally, many of Integrity Bank's loans initially will be new loans to new borrowers. Accordingly, it will take several years to determine the borrowers' payment histories, and management may not be able to evaluate reliably the quality of the loan portfolio until that time. Our profitability will depend on Integrity Bank's profitability, and we can give no assurance that Integrity Bank will ever operate profitably. If we are ultimately unsuccessful, you may not recover all or any part of your investment in the common stock. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" (page 12).

         Potential inability to implement business strategies. We have developed a business plan that describes the strategy we intend to implement to achieve profitable operations. The strategy includes hiring and retaining experienced and qualified employees. If we cannot hire or retain qualified employees, or otherwise cannot implement our business strategy, we will be hampered in our ability to develop business and serve our customers, which could have an adverse affect on our financial performance. Even if we successfully implement this strategy, it may not have the favorable impact on operations that we anticipate. See "Proposed Business of Integrity Bancshares and Integrity Bank -- Business Strategy" (page 14).

POTENTIAL DELAY IN OPENING MAY INCREASE OUR ACCUMULATED DEFICIT.

         Any delay in Integrity Bank's opening for business will increase its pre-opening expenses and postpone its realization of potential revenues. Such a delay will cause our accumulated deficit to continue to increase as a result of continuing operating expenses such as salaries and other administrative expenses. Although we expect to receive all regulatory approvals and to open for business in the second quarter of 2000, we can give no assurance as to when, if at all, these events will occur.

WE MAY DISSOLVE AND LIQUIDATE IF REGULATORY CONDITIONS ARE NOT SATISFIED.

         Although we have applied for all regulatory approvals required to begin operations, we may not receive final approvals in a timely manner if at all. The closing of this offering is not conditioned upon our receiving final approval to begin business. If after the close of this offering, we do not receive final approval to start banking operations or we do not satisfy other regulatory requirements, we will solicit shareholder approval for dissolution and liquidation of Integrity Bancshares under Georgia law. If Integrity Bancshares is dissolved and liquidated, we will distribute to shareholders our net assets remaining after payment or provision for payment of all claims against Integrity Bancshares. Shareholders will receive only a portion, if any, of their original investment because we will have used the proceeds of the offering to pay all expenses and capital costs incurred by Integrity Bancshares. These expenses would include the expenses of the offering, the organizational and pre-opening expenses of Integrity Bancshares and Integrity Bank and the claims of creditors.

CHANGES IN OUR KEY PERSONNEL OR DIRECTORS MAY HAVE AN ADVERSE EFFECT ON OUR SUCCESS.

         Mr. Steven M. Skow is important to our success and if he leaves his position with Integrity Bancshares or Integrity Bank, our financial condition and results of operations may be adversely affected. Mr. Skow has been instrumental in our organization and will be the key management official in charge of daily business operations. Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our Board of Directors changes materially, our growth could be adversely affected. See "Management" (page 20).

INDUSTRY COMPETITION MAY HAVE AN ADVERSE EFFECT ON OUR SUCCESS.

         The banking business is highly competitive. Our profitability will depend on our ability to compete successfully. Integrity Bank will compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. We will compete primarily with other financial institutions in the Alpharetta market, but may also compete with internet banks and financial institutions located throughout the United States for products such as large certificates of deposit. All of our competitors actively solicit business from residents of Fulton County. Some of these institutions are not subject to the same degree of regulation as we will be and have greater resources than will be available to us. See "Proposed Business of Integrity Bancshares and Integrity Bank--Market Opportunities--Competition" (page 15).

UNANTICIPATED CHANGES IN INTEREST RATES MAY HAVE AN ADVERSE EFFECT ON OUR NET INTEREST INCOME.

         Integrity Bank's operations will depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities, such as deposits and borrowings. An increase or decrease in interest rates could have a material adverse effect on the bank's net income, capital and liquidity. Integrity Bank's earnings and net interest income will be affected by changes in market interest rates and other economic factors beyond its control. While we intend to take measures to guard against interest rate risk, these measures may not be effective in minimizing the exposure to interest rate risk. Also, Integrity Bank's results of operations will be affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System and other fiscal authorities. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations--Liquidity and Interest Rate Sensitivity" (page 13).

POTENTIAL ADVERSE EFFECT OF UNPREDICTABLE ECONOMIC CONDITIONS MAY HAVE AN ADVERSE EFFECT ON OUR SUCCESS.

         The majority of Integrity Bank's borrowers and depositors will be individuals and businesses located and doing business in the Alpharetta area. Integrity Bank's success will therefore depend on the general economic conditions in Alpharetta, which management cannot predict with certainty. Factors that adversely affect the Alpharetta economy could adversely affect Integrity Bank's performance. For example, an adverse change in the local economy would make it more difficult for borrowers to repay their loans, which could lead to loan losses for Integrity Bank. See "Proposed Business of Integrity Bancshares and Integrity Bank" (page 14).

LOW LENDING LIMITS MAY LIMIT OUR ABILITY TO GROW.

         At least during its first years of operations, Integrity Bank's legally mandated lending limits will be lower than those of many of its competitors because it will initially have less capital than many of its competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits and this may restrict our ability to grow. We may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See "Proposed Business of Integrity Bancshares and Integrity Bank--Lending Services-Lending Limits" (page
17).

OUR ABILITY TO PAY DIVIDENDS IS LIMITED.

         Integrity Bancshares does not plan to pay dividends in the foreseeable future. Integrity Bancshares will initially have no source of income other than dividends that it receives from Integrity Bank. Our ability to pay dividends to you will therefore depend on Integrity Bank's ability to pay dividends to Integrity Bancshares Bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for Integrity Bancshares and Integrity Bank to retain and build capital, it will be the policy of each of their Boards of Directors to reinvest earnings for the period of time necessary to help support the success of their operations. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the Boards of Directors of Integrity Bancshares and Integrity Bank consider relevant. We can give no assurance that dividends will ever be paid. See "Dividends" (page 12).

THE OFFERING PRICE WAS ARBITRARILY DETERMINED AND THEREFORE MAY NOT BE INDICATIVE OF RESALE VALUE.

         Because we were only recently formed and Integrity Bank is in the process of being organized, the offering price of $10.00 per share could not be set with reference to historical measures of Integrity Bancshares' financial performance. Therefore, the offering price was determined arbitrarily by the organizers. We did not retain an independent investment banking firm to assist in determining the offering price. Shareholders may not be able to resell the common stock for the offering price or any other amount. See "The Offering" (page 8).

IT IS UNLIKELY THAT AN ACTIVE TRADING MARKET WILL DEVELOP AND YOU COULD HAVE DIFFICULTY IN SELLING YOUR SHARES

         Prior to the offering, there has been no public trading market for Integrity Bancshares' common stock, and an active trading market is not likely to develop or continue to develop after the offering. If an active trading market does not develop or continue after the offering, you may not be able to sell your shares at or above the price at which these shares are being offered to the public. You should consider carefully the limited liquidity of your investment before purchasing any shares of common stock.

GOVERNMENT REGULATION MAY ADVERSELY AFFECT OUR ABILITY TO SUCCEED

         Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. Existing state and federal banking laws and regulations subject us to substantial limitations relating to making loans, purchasing securities, paying dividends and many other aspects of our banking business, and therefore may affect our ability to achieve profitability and to grow. Many of these laws and regulations are intended to protect depositors, the public, and the FDIC, not shareholders. In addition, the burden imposed by federal and state laws and regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. Future legislation or government policy may adversely affect the banking industry, our operations and our shareholders. See "Supervision and Regulation" (page 28).

WE CANNOT GIVE ANY ASSURANCE OF THE CONTINUED SERVICE OF OUR PRESIDENT, MR. STEVEN SKOW, AND HIS LOSS COULD SIGNIFICANTLY ADVERSELY AFFECT OUR ABILITY TO OPERATE SUCCESSFULLY

         Mr. Steven Skow, the President and Chief Executive Officer of both Integrity Bank and Integrity Bancshares does not have an employment contract and therefore may leave his positions at any time without penalty. Neither Integrity Bank nor Integrity Bancshares can give any assurances that Mr. Skow will continue to serve as its president. The loss of Mr. Skow would significantly affect Integrity Bank's and Integrity Bancshares' ability to operate successfully.

IT MAY BE DIFFICULT TO RAISE ADDITIONAL CAPITAL, IF NEEDED, AND THIS MAY AFFECT OUR ABILITY TO SUCCEED

         Integrity Bank and Integrity Bancshares can give no guarantee that the proceeds raised in this offering will be sufficient to meet their organizational needs. The Board of Directors may determine from time to time that we need to obtain additional capital through the issuance of additional shares of common stock or other securities. We can give no assurance that we will be able to access the capital markets in the future to obtain this additional capital or that any newly issued shares will be sold at prices or on terms better than or equal to those you receive in this offering. In addition, a future issuance of common stock could dilute your ownership interests in Integrity Bancshares.

THE DETERRENT EFFECT OF ANTITAKEOVER PROVISIONS MAY DEPRIVE SHAREHOLDERS OF OPPORTUNITIES TO SELL THEIR COMMON STOCK AT A PREMIUM OVER MARKET PRICE

         Our Articles of Incorporation and Bylaws contain antitakeover provisions that may deter an attempt to change or gain control of Integrity Bancshares As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. These antitakeover provisions include the existence of staggered terms for the directors, restrictions on the ability to change the number of directors or to remove a director, supermajority voting requirements, and flexibility in evaluating proposed actions. See "Description of Capital Stock of Integrity Bancshares" (page 24) and "Important Provisions of the Articles of Incorporation and Bylaws" (page 24).

OUR DIRECTORS AND OFFICERS WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER
OUR MANAGEMENT AND AFFAIRS WHICH COULD LIMIT THE INFLUENCE OF OTHER SHAREHOLDERS TO INFLUENCE CORPORATE ACTIONS

         After the offering, we anticipate that our directors and executive officers will directly or indirectly own at least 190,000 shares, representing approximately 27.1% of the minimum and 15.8% of the maximum number of shares to be sold in this offering. As a result, our directors and executive officers will be able to exercise significant control over Integrity Bancshares' management and affairs. See "Description of Capital Stock of Integrity Bancshares" (page
24) and "Important Provisions of the Articles of Incorporation and Bylaws" (page
24).

OUR MANAGEMENT WILL HAVE DISCRETION AS TO THE USE OF ANY UNALLOCATED NET PROCEEDS AND THIS MAY RESULT IN AN INEFFICIENT USE OF CAPITAL

         Integrity Bancshares and Integrity Bank intend to use the net proceeds of this offering to capitalize Integrity Bank, purchase equipment and other assets for Integrity Bank's operations, fund loans, provide working capital for general corporate purposes, and pay offering, pre-opening and initial operating expenses. The Georgia Department of Banking and Finance will require Integrity Bancshares to contribute a minimum of $9.5 million to Integrity Bank as initial capital. Our Board of Directors intends to contribute up to $9.5 million of the proceeds of this offering, less amounts used to pay pre-opening expenses and costs of this offering, to Integrity Bank.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

         Certain statements in this prospectus under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Proposed Business of Integrity Bancshares and Integrity Bank" and elsewhere in this prospectus are "forward-looking statements." Forward-looking statements include, among other things, statements about the competitiveness of the banking industry, potential regulatory obligations, Integrity Bancshares' strategies and other statements that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate" and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors include, among other things:

         -        risks associated with starting a new business;

         -        a potential delay in beginning operations;

         - a risk that Integrity Bancshares will be dissolved if regulatory conditions are not satisfied;

         -        our dependence on our directors and key personnel;

         -        the potential adverse affect of competition;

         -        interest rate risks;

         - the potential adverse affect of unpredictable economic conditions;

         - potential limitations on our growth resulting from low lending limits; and

         -        other factors discussed under "Risk Factors."


                                  THE OFFERING

MINIMUM/MAXIMUM

         Integrity Bancshares is offering a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of its common stock for a price of $10.00 per share, for a total minimum price of $10,000,000 and a total maximum price of $12,000,000. The minimum purchase for any investor is 500 shares of common stock, unless Integrity Bancshares, in its sole discretion, accepts a subscription for a lesser number of shares. The maximum purchase for any investor is 34,999 shares of common stock, unless Integrity Bancshares, in its sole discretion, accepts a subscription for a greater number of shares.

ORGANIZER SUBSCRIPTIONS

         The organizers of Integrity Bancshares intend to purchase a total of 190,000 shares of common stock in this offering. This represents approximately 19.0% of the minimum and 15.8% of the maximum number of shares to be sold in this offering. The organizers may also acquire additional shares of the common stock, up to a maximum aggregate number for each individual organizer of 120,000 shares, in order to achieve the minimum subscription level necessary to release subscription proceeds from escrow.

OFFERING PERIOD

         The offering period for the shares will end when all of the shares of the common stock are sold or 5:00 p.m., Georgia time, on August 31, 2000, whichever occurs first. We may extend this date at our discretion for additional periods not exceeding a total of 180 days (i.e., until January 31, 2001). We will promptly notify subscribers of any extensions. The date on which this offering ends plus any extension is referred to in this prospectus as the "expiration date."

         We also reserve the right to end the offering at any time after 1,000,000 shares have been subscribed if we determine that the total amount of subscriptions will provide adequate capitalization for Integrity Bancshares after payment of expenses.

HOW TO SUBSCRIBE

         Binding Subscription. To subscribe, complete the attached subscription agreement and return it to Integrity Bancshares along with a check in the amount of $10.00 multiplied by the number of shares subscribed. All checks should be payable to "The Bankers Bank-Escrow Account for Integrity Bancshares." ALL FINAL BINDING SUBSCRIPTIONS WILL BE IRREVOCABLE UNTIL THE CLOSE OF THE OFFERING.

COMPANY DISCRETION

         We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date. If the offering is over subscribed, we plan to give preference to subscribers who are residents of Fulton County. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,200,000 shares. We will notify all subscribers within ten business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds, without interest.

ESCROW

         We will promptly deposit all subscription proceeds in an escrow account with our escrow agent, The Banker's Bank of Atlanta, located in Atlanta, Georgia. The escrow agent will invest the subscription proceeds in short-term United States Government securities, or interest bearing accounts offered by the escrow agent, or in other short-term investments as we may agree upon with the escrow agent. The escrow agent has not investigated the desirability or advisability of an investment in Integrity Bancshares, and has not approved, endorsed, or passed upon the merits of the common stock.

RELEASE FROM ESCROW

         The escrow agent will release the subscription proceeds to us when all of the following events have occurred:

         - we have received subscriptions and subscription proceeds for a total of at least 700,000 shares of common stock;

         - the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance have approved Integrity Bancshares' application to become a bank holding company; and

         - the Georgia Department of Banking and Finance has preliminarily approved Integrity Bank's application to operate as a state chartered bank.

If the above conditions are met, we may instruct the escrow agent to release to us the subscription proceeds. We will not deposit in the escrow account any subscription proceeds we receive after the above conditions are met but before this offering ends. Instead, those funds will be available for our immediate use.

         If we do not meet the conditions to release the funds from the escrow account by the expiration date then the escrow agent will return the subscription agreements and the full amount of all subscription funds, without interest, to subscribers within ten business days after the expiration date.

         Although we have applied for all regulatory approvals required to begin operations, we may not receive final approvals in a timely manner, if at all. The closing of this offering is not conditioned upon our receiving final approval to doing business. If after the close of this offering, we do not receive final approval to start banking operations or we do not satisfy other regulatory requirements, we will solicit shareholder approval for dissolution and liquidation of Integrity Bancshares under Georgia law. If Integrity Bancshares is dissolved and liquidated, we will distribute to shareholders our net assets remaining after payment or provision for payment of all claims against Integrity Bancshares Shareholders will receive only a portion, if any, of their original investment because we will have used the proceeds of the offering to pay all expenses and capital costs incurred by Integrity Bancshares These expenses would include the expenses of the offering, the organizational and pre-opening expenses of Integrity Bancshares and Integrity Bank and the claims of creditors.

                              PLAN OF DISTRIBUTION

         Integrity Bancshares' organizers will offer and sell the common stock on a best-efforts basis without compensation. We may find it desirable to utilize the services of brokers and/or dealers to sell the common stock. We have no present arrangements with any brokers or dealers relating to this offering. If we use brokers or dealers, they would sell the common stock on a best-efforts basis, and we would pay them a commission based on the shares sold by them. We do not expect that sales of common stock through brokers or dealers will comprise a major part of this offering.


                                USE OF PROCEEDS

         We estimate that the minimum net proceeds of the offering to Integrity Bancshares will be $7 million and the maximum will be $12 million. The table illustrates how we intend to use the net proceeds of this offering.

                                                Minimum               Maximum
                                                -------               -------
Repay amounts drawn on line of credit
  used to pay organizational expenses         $   500,000          $   500,000

Working capital                                 9,500,000           11,500,000

                         Total                $10,000,000          $12,000,000
                                               ==========          ===========


         As of January 7, 2000, Integrity Bancshares had drawn $350,000 under its line of credit with The Banker's Bank of Atlanta and had used these funds to pay organizational and pre-opening expenses. Integrity Bancshares will contribute up to $9.5 million of its working capital, less amounts used to pay expenses of this offering, to Integrity Bank as capital when Integrity Bank receives final regulatory approval. Any amounts received pursuant to this offering which exceed $9.5 million, after repaying the line of credit and deducting expenses of this offering, will be held by Integrity Bancshares for working capital and for future investments.

         Integrity Bancshares' offering expenses will consist primarily of registration fees and legal, accounting, and printing expenses. Integrity Bancshares will use its working capital initially for liquidity and thereafter for expansion and for general purposes such as payment of operating expenses, the provision of additional capital for Integrity Bank or the purchase of certificates of deposit from Integrity Bank, if necessary or deemed desirable by Integrity Bancshares.

         After Integrity Bank receives the necessary regulatory approvals, Integrity Bancshares will repay amounts drawn on line of credit used to pay organizational expenses and purchase all of Integrity Bank's common stock for $9,500,000. Integrity Bank intends to use these proceeds for the following purposes:



Purchase of land for Integrity Bancshares' main office                      $  850,000

Construction of the main office building                                    $1,960,000

Furniture, fixtures and equipment for Integrity Bank's main office          $  301,900

Funds to be used for loans to customers, for investments and for            $6,388,100
other general purposes

                                    Total                                   $9,500,000
                                                                            ==========

         We estimate that Integrity Bank's organizational expenses will be $499,410 as follows:

Attorney Fees                                                    $ 45,000
Consulting Fees                                                  $148,844
Pre-Opening Salaries                                             $243,066
Application and Investigation Fees                               $ 17,000
Other Expenses                                                   $ 45,500
Total                                                            $499,410

         Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest them in short-term, investment-grade securities, federal funds, certificates of deposit or guaranteed obligations of the United States government. We anticipate earning $141,750 in pre-opening interest income on these investments which will be used to offset the organizational expenses.

                                 CAPITALIZATION

         The following table shows its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of common stock in this offering.

         Steven M. Skow purchased 5 shares of common stock upon Integrity Bancshares' incorporation. Integrity Bancshares will redeem these shares for $50.00, which is the price Mr. Skow paid for the 5 shares.


                                                       Actual                Minimum                 Maximum
Shareholders' Equity                               January 7, 2000         As Adjusted             As Adjusted
--------------------                               ---------------        -------------            -------------
Common stock, no par value; 10,000,000
shares authorized; 5 shares issued
($10.00 each) and outstanding; 700,000 and
1,200,000 shares, respectively, issued
($10.00 each) and outstanding as adjusted           $         50          $  9,935,100 *           $ 11,935,100 *

Accumulated deficit                                 $   (350,000)**       $   (357,660)***         $   (357,660)***
                                                    ------------          ------------             ------------
Total shareholders' equity                          $   (350,000)         $  9,577,440             $ 11,577,440
                                                    ============          ============             ============
Book value per share                                $    (70,000)         $       9.58             $       9.65
                                                    ============          ============             ============


-----------------------------

* We will charge the expenses of the offering against this account. We estimate that our offering expenses will be $64,900, including legal, accounting, printing and filing fees.

** This deficit reflects pre-opening expenses incurred through January 7, 2000, consisting primarily of professional and filing fees.

*** The "As Adjusted" accumulated deficit results from estimated pre-opening expenses of $499,410 which we expect to incur through April 1, 2000, Integrity Bank's target opening date, less pre-opening income estimated at $141,750. Actual pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

                                    DIVIDENDS

          Integrity Bancshares does not plan to pay dividends in the foreseeable future. Integrity Bancshares will initially have no source of income other than dividends that Integrity Bank pays to it. Integrity Bancshares' ability to pay dividends to its shareholders will therefore depend on Integrity Bank's ability to pay dividends to Integrity Bancshares. Bank holding companies and state chartered banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for Integrity Bancshares and Integrity Bank to retain and build capital, it will be the policy of each of their Boards of Directors to reinvest earnings for the period of time necessary to help support the success of their operations. As a result, we do not plan to pay dividends in the foreseeable future, if at all. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the Boards of Directors of Integrity Bancshares and Integrity Bank consider relevant.

         Additionally, regulatory authorities may determine, under certain circumstances relating to the financial condition of Integrity Bank or Integrity Bancshares, that the payment of dividends would be an unsafe or unsound practice and to prohibit dividend payments. See "Supervision and Regulation- Payment of Dividends."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND PLAN OF OPERATIONS

         Integrity Bancshares' financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of its financial condition. See "Index to Financial Statements."

         Integrity Bancshares was organized on November 12, 1999, to serve as a holding company for a proposed state chartered bank. Since it was organized, the main activities of Integrity Bancshares have been centered on seeking, interviewing and selecting its directors and officers, applying for a State of Georgia bank charter, applying for FDIC deposit insurance, applying to become a bank holding company and raising equity capital through this offering.

         Integrity Bancshares' operations from its inception through the close of the offering have been and will continue to be funded through a line of credit from The Banker's Bank of Atlanta. The total amount available on the line of credit is $500,000, of which approximately $350,000 was outstanding at January 7, 2000. This loan bears interest at the prime rate of eight percent (8%), and is due on September 16, 2000. Integrity Bancshares plans to repay the line of credit after the closing of this offering.

         From inception through December 15, 1999, Integrity Bancshares' net loss amounted to $271,246. The estimated net loss for the period from inception through April 1, 2000, the anticipated opening date of Integrity Bank, is $499,410, which is attributable to the following estimated noninterest expenses:


                  legal fees......................................................        $ 45,000
                  consulting fees.................................................        $148,844
                  pre-opening salaries............................................        $243,066
                  application, investigation, and registration fees...............        $ 17,000
                  temporary office expenses.......................................        $ 29,000
                  travel, printing, site fees, moving and misc..................          $ 16,500
                                                                                          --------
                  Total...........................................................        $499,410


         On October 8, 1999, Integrity Bancshares executed a Purchase and Sale Agreement for the purchase of approximately 1.3 acres of land at 11130 State Bridge Road, Suite D-203, Alpharetta, Georgia 30022 at a purchase price of $850,000. The land was purchased from James E. Bridges, a director of Integrity Bancshares Integrity Bank will use this property as the site for its main office. Integrity Bancshares intends to close the purchase and sale on or before March 31, 2000 using either the net proceeds of this offering or borrowings under the line of credit. After Integrity Bancshares contributes the proceeds of this offering to Integrity Bank as capital, Integrity Bank will purchase the property from Integrity Bancshares for the same price that Integrity Bancshares paid for it. We anticipate that Integrity Bank will operate a modular banking office on the property while a permanent building is under construction, and expect to begin construction in April, 2000 and complete construction in November, 2000. Integrity Bank will fund the construction of the main building, estimated at $1,960,000, with the proceeds received from the issuance of its stock to Integrity Bancshares. The construction contract will be with Richard H. Peden, Sr., a director of Integrity Bancshares

LIQUIDITY AND INTEREST RATE SENSITIVITY

         Since Integrity Bancshares has been in the organizational stage, there are no results to present concerning liquidity and interest rate sensitivity at this time. Nevertheless, once Integrity Bank starts operations, net interest income, Integrity Bancshares' primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly the same amounts at approximately the same time intervals. Imbalance in these repricing opportunities at any point in time constitutes interest rate sensitivity.

         Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Integrity Bank's overall interest rate risk.

         We will regularly evaluate the asset mix of the balance sheet in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the balance sheet's liability mix, we plan to focus on expanding Integrity Bank's deposit base and other sources of funds.

          As Integrity Bank continues to grow, we will continuously structure its rate sensitivity position to best hedge against rapidly rising or falling interest rates. Their strategy will include anticipating future interest rate movements.

         Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Integrity Bank's ability to maintain and increase deposits will serve as its primary source of liquidity.

         Other than the offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in Integrity Bancshares' liquidity increasing or decreasing in any material way in the foreseeable future.

CAPITAL ADEQUACY

         There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

         The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of tier 1 capital.

         The second measure of capital adequacy, implemented by federal bank regulatory authorities, relates to the leverage ratio. The leverage ratio is computed by dividing tier 1 capital into total assets. In the case of Integrity Bank and other banks that have not received the highest regulatory rating by their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

         The Board of Governors of the Federal Reserve System and the FDIC recently established a rule that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this new rule, the agencies have also proposed a measurement process to measure interest rate risk. Under this proposal, all items on the balance sheet, as well as off-balance sheet items, would be reported according to maturity, repricing dates and cash flow characteristics. The bank would then multiply its reporting position by duration-based risk factors that weight its position according to rate sensitivity. The appropriate supervisory agency would assess capital adequacy using this net risk weighted position. The objective of this complex proposal is to determine a bank's sensitivity to various rising and falling interest rate scenarios.

         We believe that the net proceeds of the offering will satisfy our cash requirements for at least the five-year period following the opening of Integrity Bank. Accordingly, we do not anticipate that it will be necessary to raise additional funds to operate Integrity Bancshares or Integrity Bank over the next five years. For additional information about planned expenditures, see "Use of Proceeds." For additional information about our plan of operations, see "Proposed Business of Integrity Bancshares and Integrity Bank" and "Management."


                    PROPOSED BUSINESS OF INTEGRITY BANCSHARES
                               AND INTEGRITY BANK

BACKGROUND

         Integrity Bancshares. Integrity Bancshares was incorporated as a Georgia corporation on November 12, 1999, to serve as a bank holding company for Integrity Bank. Integrity Bancshares plans to use up to a maximum of $9,500,000 of the net proceeds of this offering to capitalize Integrity Bank. In return, Integrity Bank will issue all of its common stock to Integrity Bancshares, and Integrity Bancshares will be Integrity Bank's sole shareholder. Integrity Bancshares has applied to the Georgia Department of Banking and Finance and will apply to the Federal Reserve Bank of Atlanta for prior approval to capitalize Integrity Bank as soon as it receives preliminary approval from the Georgia Department of Banking and Finance. If these agencies grant the necessary approvals, upon its purchase of Integrity Bank's common stock, Integrity Bancshares will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as currently in effect, and the Georgia Bank Holding Company Act upon its purchase of Integrity Bank's common stock. See "Supervision and Regulation--General."

         Integrity Bancshares has been organized to make it easier for Integrity Bank to serve its future customers. The holding company structure will provide flexibility for expansion of Integrity Bancshares' banking business through the possible acquisition of other financial institutions and the provision of additional capital and banking-related services that are permissible for bank holding companies and for state chartered banks. A holding company structure will make it easier to raise capital for Integrity Bank because Integrity Bancshares will be able to issue securities without the need for prior banking regulatory approval and the proceeds of any debt securities issued by Integrity Bancshares can be invested in Integrity Bank as primary capital.

         Integrity Bank. The organizers filed applications on behalf of Integrity Bank with the Georgia Department of Banking and Finance and with the FDIC on November 12, 1999 for authority to organize as a state chartered bank with federally insured deposits. Integrity Bank will not be authorized to conduct its banking business until it obtains a charter from the Georgia Department of Banking and Finance. The issuance of the charter will depend, among other things, upon Integrity Bank's receiving at least $9.5 million in capital from Integrity Bancshares and upon compliance with other standard conditions expected to be imposed by the FDIC and the Georgia Department of Banking and Finance. These conditions are generally designed to familiarize Integrity Bank with certain operating requirements and to prepare it to begin business. The Georgia Department of Banking and Finance requires that a new Georgia bank open for business within 24 months after receipt of preliminary approval from the Georgia Department of Banking and Finance. Integrity Bank's application to the Georgia Department of Banking and Finance to form a bank is pending. Integrity Bank's application to the FDIC for deposit insurance also is pending.

MARKET OPPORTUNITIES

         Primary service area. Most of Integrity Bank's potential customers reside within five miles of its Alpharetta office. Our primary service area is within three miles of the Alpharetta office. Our secondary service area adds an additional two mile radius. Current projections indicate that the population of these areas will reach 160,481 by 2004.

         Economic and demographic factors. The city of Alpharetta is the key economic focal point of Integrity Bank's primary service area. According to the 1990 Census, the population of the portion of Alpharetta lying within five miles of Integrity Bank's office at that time was 65,397 persons. According to information compiled by National Decision Systems, the median age of that population is 35.17 and the median family income is $87,009.

         Employment. Alpharetta's economy is strong and growing. Its employment sectors are diversified, representing virtually all industries. Service employment is the largest sector, providing 41% of the businesses and 30% of the employees in the five mile area surrounding Integrity Bank. Retail trade is the next largest contributor, providing 21% of the businesses and 20% of the employees. Manufacturing is also important to the area's economy, providing approximately 9% of the businesses and 13% of the employees.

         Bank site. Integrity Bank will be located at 11130 State Bridge Road, Suite D-203, Alpharetta, Georgia 30022, which is part of the Grand Pavillion shopping center. We selected the site because of its proximity to a large number of businesses and households in the Alpharetta market, which will allow us to reach customers throughout Alpharetta. We propose to build a 16,000 sq. foot building at this location and to operate in a temporary, modular facility at this location while the building is under construction.

         Competition. The banking business is highly competitive. Integrity Bank will compete with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in Alpharetta. The three mile radius surrounding Integrity Bank's location is currently served by 6 financial institutions with a total of 10 branches. Bank of America (formally NationsBank), with 4 branches, has the largest presence. Its branches control 32.74% of the $362.27 million in deposits in the area. Premier Bank, located at 3209 Buford Highway, Duluth, Georgia 30096, also has a significant presence. Its single location controls 22.55% of the deposits in the area.

         The five mile radius surrounding Integrity Bank's location is currently served by 13 financial institutions with a total of 30 branches. Bank of America, SunTrust, and SouthTrust, with 8, 6, and 3 branches respectively, have the largest presence. Together, these 17 branches control 45.5% of the $845.74 million in deposits in the area.

         The large regional banks tend to market their products to the masses and to large companies, resulting in a reduction in personal service. We believe that we will be able to effectively compete with these regional banks in our market area by emphasizing personal service. Currently, Alpharetta has few community banks as many have been acquired by larger regional and national banks. We cannot guarantee, however, that community banks will not be opened in the future which could present significant competition to Integrity Bank.

         All of the banks in the Alpharetta area have grown rapidly over the past five years and indications are that this growth will continue. The large banks are likely to continue doing what they do best, which is to market to the masses and to very large businesses. The community banks are likely to continue to grow rapidly by competing for customers that want a more personal approach to transacting business, as well as by generating new business from the rapidly increasing population.

BUSINESS STRATEGY

         Management philosophy. Integrity Bank's philosophy will be to operate as a community bank emphasizing prompt, personalized customer service to the individuals and businesses located in Alpharetta and its surrounding areas. Integrity Bank has adopted this philosophy in order to attract customers and to acquire market share now controlled by other financial institutions operating in the market. We believe that local ownership and control will allow Integrity Bank to serve customers more efficiently and will aid in Integrity Bank's growth and success. Additionally, we believe that the expansion and growth of Integrity Bank's operations will be a significant factor in the success of Integrity Bancshares Accordingly, we will implement the following operating strategy.

         Operating strategy. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop Integrity Bank's image as a local bank with an individual focus, we will employ the following operating strategies:

- Asset Quality - To maintain overall asset quality Integrity Bank will adhere to our loan policy and utilize our Loan Committee. It will follow an investment policy to produce a high quality investment portfolio and will obtain professional investment advice for this purpose.

- Profitability - To maintain overall bank profitability Integrity Bank will move toward a net interest margin of 5% or better by providing above market pricing and providing high quality service to our customers. It will develop a sales program and sales culture that will allow its staff to give the highest quality service in the market area to obtain higher fees. Integrity Bank will offer a variety of fee-based services that will enhance profitability.

- Deposit Growth - To achieve core deposit growth Integrity Bank will continue the development of a sales program that will keep it at the top of the market area. We will emphasize servicing the customer's needs and will develop services and products to fulfill those needs. The staff will continue to be trained on proper sales technique, cross selling to build multiple relationships. We intend to develop quality service standards that will be followed. Integrity Bank will develop a formal marketing plan to schedule marketing and advertising goals and objectives. It will form an officer calling program to achieve sales goals. Integrity Bank intends to coordinate its marketing efforts with a local marketing firm.

- Productivity - To maximize productivity, Integrity Bank will promote employee education programs to develop quality employees, promote a cross-training program to increase efficiency, conduct staff sessions on time management and how-to-work-smart vs. long hours and utilize computer systems capabilities to streamline operations. We will develop action plans to increase non-interest income along with increasing core deposit growth.

LENDING SERVICES

         Lending policy. Integrity Bank is being established to support Alpharetta and its surrounding areas. Consequently, Integrity Bank will aggressively seek creditworthy borrowers within a limited geographic area. Integrity Bank's primary lending function will be to make consumer loans to individuals and commercial loans to small businesses and professional concerns. In addition, Integrity Bank plans to make real estate related loans, including construction loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. We project that consumer loans to individuals will comprise 10% of the portfolio, commercial loans to small businesses will comprise 30% of the portfolio, and real estate related loans (including both consumer and commercial) will comprise 60% of the portfolio. Of the real estate related loans; we anticipate 67% to be commercial real estate loans and 33% to be residential real estate loans.

         Loan approval and review. Integrity Bank is currently in the process of developing a comprehensive loan policy that will address the specific underwriting criteria for each loan category. Integrity Bank's loan approval policies will provide for various levels of officer lending authority. When the total amount of loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or Integrity Bank's Loan Committee will determine whether to approve the loan request. Initially, however, all loans regardless of amount will go to the Loan Committee.

Integrity Bank will not make a loan to its directors or executive officers unless the Board of Directors approves the loan and the terms of the loan are no more favorable than would be available to any other borrower.

         Lending limits. Integrity Bank's lending activities will be subject to a variety of lending limits imposed by federal and state law. Differing limits apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to Integrity Bank. In general, however, Integrity Bank will be able to loan any one borrower a maximum amount equal to either: (1) 15% of Integrity Bank's capital and surplus or (2) 25% of its capital and surplus if the entire loan amount is secured by good collateral or other ample security. Based on the proposed capitalization of Integrity Bank and its projected pre-opening expenses, Integrity Bank's initial lending limit will be approximately $1,436,616 for loans not fully secured plus an additional $957,744, for a total of approximately $2,394,360 million, for loans that are secured by fully marketable securities. Integrity Bank has not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as Integrity Bank's capital increases or decreases as a result of its earnings or losses, among other reasons. Integrity Bank will need to sell loan participations to other financial institutions to meet the needs of customers requiring loans above these limits.

         Credit risks. The principal economic risk associated with each category of the loans that Integrity Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the services and retail market segments. Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower's management. In addition, a commercial borrower's ability both to evaluate properly changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in the creditworthiness of a commercial borrower. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

         The well established banks in the Alpharetta market are likely to make proportionately more loans to medium to large-sized businesses than Integrity Bank. Many of the commercial loans that Integrity Bank expects to make will likely be made to small businesses which may be less able to withstand competitive, economic and financial pressures than larger borrowers.

         Real estate loans. Integrity Bank will make commercial real estate loans, construction and development loans, and residential real estate loans in and around the Alpharetta area. These loans include certain commercial loans where Integrity Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans. Interest rates may be fixed or adjustable. Integrity Bank will generally charge an origination fee. We will attempt to reduce the credit risk of our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the amount of the loan to the value of the collateral, established by independent appraisals, does not exceed 80%. In addition, we may require personal guarantees from the principal owners of the property backed with a review by Integrity Bank's management of the personal financial statements of the principal owners.

         Integrity Bank will compete for real estate loans with competitors that are well established in the Alpharetta market.

         Integrity Bank may also originate mortgage loans for sale to institutional investors in the secondary market. Integrity Bank intends to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before making the loan.

         Commercial loans. We expect that loans for commercial purposes in various lines of businesses will be one of the primary components of Integrity Bank's loan portfolio. The terms of these loans will vary by their purpose and by their underlying collateral, if any. Integrity Bank will typically make equipment loans for a term of seven years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the amount of the loan to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms of one year or less and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity.

         Consumer loans. Integrity Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit. We expect that the principal competitors for consumer loans will be the established banks in the Alpharetta market.

         Lending officers. Integrity Bank intends to hire a commercial lender and a consumer lender in order to develop its loan portfolios. We expect that each lender will have experience in the Alpharetta market and will be expected to bring substantial contacts to Integrity Bank.

INVESTMENTS

         In addition to loans, Integrity Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The Investment Committee will review the investment portfolio on an ongoing basis to ensure that investments are profitable and conform to Integrity Bank's policy set by the Board of Directors.

ASSET AND LIABILITY MANAGEMENT

         Integrity Bank intends to have its Investment Committee manage its assets and liabilities. This committee will strive to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. The committee will conduct these management functions within the framework of written loan and investment policies that Integrity Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.


DEPOSIT SERVICES

         Integrity Bank will seek to establish solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, Integrity Bank will employ an aggressive marketing plan for the Alpharetta market, and will feature a broad product line and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located within five miles of Integrity Bank's location. Integrity Bank plans to obtain these deposits primarily through personal solicitation by its officers and directors, direct mail solicitations, radio advertisements during peak driving times, and advertisements published in the local media. It plans to generate deposits by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits, certificates of deposit, retirement accounts and other legally permitted deposit or funds transfer services that may be offered to remain competitive in the market.

OTHER BANKING SERVICES

         Integrity Bank intends to provide traveler's checks, direct deposit of payroll and social security checks, and automatic transfers for various accounts. Integrity Bank also plans to become associated with a shared network of automated teller machines that Bank customers will be able to use throughout Georgia and other regions. We plan to offer MasterCard(R) and VISA(R) credit card services through a correspondent bank as an agent for Integrity Bank. Integrity Bank does not plan to exercise trust powers during its initial years of operation. In the future, it may offer a full-service trust department, but cannot do so without the prior approval of the Georgia Department of Banking and Finance.

MARKETING AND ADVERTISING

         Integrity Bank's target customers will be the residents and the small businesses and their employees located within five miles of its location. We intend to develop a niche in providing banking services to these customers.

         We plan to use a targeted marketing approach through local newspapers, radio advertisements during peak driving times, direct mail campaigns, and television spots as necessary. Additionally, we plan to sponsor community activities on an active, ongoing basis.

EMPLOYEES

         Integrity Bank expects to have approximately 14 employees when it opens for business. Integrity Bancshares does not expect to have any employees who are not also employees of Integrity Bank.

         Steven M. Skow is the President and Chief Executive Officer of Integrity Bancshares and will be the President of Integrity Bank. Mr. Skow has over 30 years of banking experience, including 22 years as a bank President and Chief Executive Officer. Integrity Bancshares and Integrity Bank are currently in the process of identifying and interviewing candidates for other key employment positions.

FACILITIES

         Integrity Bank will be located at 11130 State Bridge Road, Suite D-203, Alpharetta, Georgia 30022, which lies within Fulton County. The facility consists of approximately 16,000 square feet and will include 4 inside teller stations and 2 drive-up teller stations.

         Integrity Bank's proposed location offers high visibility in an area with significant traffic, and is located within the main shopping and retail area in Alpharetta, Georgia.

                                   MANAGEMENT

PROPOSED EXECUTIVE OFFICERS AND DIRECTORS OF INTEGRITY BANCSHARES AND INTEGRITY BANK

         The following table sets forth, for the initial members of the Board of Directors of both Integrity Bancshares and Integrity Bank:

         (1)      their names, addresses, and ages at December 31, 1999,

         (2) their respective positions with Integrity Bancshares and Integrity Bank,

         (3) the number of shares of common stock they intend to purchase in the offering,

         (4) the percentage of the minimum number of 1,000,000 shares and the maximum number of 1,200,000 shares that such number will represent.

                                                                                         Minimum/
                                                                                         Maximum
                                                                                         Percentage Of
                                             Position(s)                 Number          Outstanding
Name And Address (Age):                      To Be Held                 Of Shares        Shares
-----------------------                      ----------                 ---------        -------------
Steven M. Skow (52)                          Director/                  10,000           1.0%/0.8%
8900 Glen Ferry Drive                        President and
Alpharetta, GA 30022                         Chief Executive
                                             Officer

James E. Bridges (52)                        Director                   20,000           2.0%/1.7%
3030 Castle Pines Drive
Duluth, GA 30097

Johnny E. Cunningham (56)                    Director                   20,000           2.0%/1.7%
3268 Crow Mountain Road
Russellville, AR 72802

Clinton M. Day (40)                          Director                   50,000           5.0%/4.17%
10775 Bell Road                              (Chairman
Duluth, GA 30097                             of Board)

Kent Lee Hannah (42)                         Director                   20,000           2.0%/1.7%
52 Lewellen Drive
Marietta, GA 30064

Don C. Hartsfield (63)                       Director                   20,000           2.0%/1.7%
8340 Lanier Drive
Cumming, GA 30041

Richard H. Peden, Sr. (57)                   Director                   30,000           3.0%/2.5%
4645 Candacraig
Alpharetta, GA 30022

Charles J. Puckett (67)                      Director                  10,000            1.0%/0.8%
3844 Highway 166
Douglasville, GA 30135

Gerald Oneal ("Neal") Reynolds (44)          Director                  10,000            1.0%/0.8%
95 Old Stratton Chase
Atlanta, GA 30328

         Each person listed above will be a director of both Integrity Bancshares and Integrity Bank. Directors of Integrity Bancshares serve staggered terms which means that one-third of the directors will be elected each year at Integrity Bancshares' annual meeting of shareholders. The initial Class I directors include James E. Bridges, Johnny E. Cunningham, and Clinton M. Day. Their terms will expire in 2000. The initial Class II directors include Kent Lee Hannah, Don C. Hartsfield, and Richard H. Peden, Sr. Their terms will expire in 2001. The initial Class III directors include Charles I. Puckett, Gerald Oneal ("Neal") Reynolds, and Steven M. Skow. Their terms will expire in 2003. Thereafter, each director will serve for a term of three years. Integrity Bancshares' officers are appointed by the Board of Directors and hold office at the will of the Board. See "Important Provisions of the Articles of Incorporation and Bylaws-Staggered Terms for Board of Directors."

         Each of Integrity Bank's proposed directors will, upon approval by the Georgia Department of Banking and Finance, serve until Integrity Bank's first shareholders meeting, which will be held shortly after Integrity Bank receives its charter. Integrity Bancshares, as the sole shareholder of Integrity Bank, will nominate each proposed director to serve as director of Integrity Bank at that meeting. After the first shareholders meeting, directors of Integrity Bank will serve for a term of one year and will be elected by Integrity Bancshares each year at Integrity Bank's annual meeting of shareholders. Integrity Bank's officers will be appointed by its Board of Directors and will hold office at the will of its Board.

         Additional information about the directors of Integrity Bancshares and Integrity Bank follows.

Steven M. Skow -           Mr. Skow has 30 years of banking experience, with
                           the last 22 years as President and Chief Executive
                           Officer of high performing banks. Prior to joining the organizational team for Integrity Bank in June of 1999, Mr. Skow had served as an independent bank consultant since October of 1997. Mr. Skow served as the President and Chief Executive Officer of First
                           National Bank & Trust Co. in Williston, North Dakota from January 1991 until October 1997. His initial term as director will expire in 2002.

James E. Bridges -         Mr. Bridges has since 1975 served as the President
                           of JEBCO Ventures, Inc., a real estate developing firm. His initial term as director will expire in 2000.

Johnny E. Cunningham -     Mr. Cunningham has since 1972 served as the
                           President and General Manager of Cunningham Metals,
                           Inc, which processes and sells scrap metal. He also serves as the President of River Valley Steel, JLC,
                           LLC, and Aspen Trading, and the Vice President of
                           Davis Iron & Metals. His initial term as director will expire in 2000.

Clinton M. Day -           Mr. Day has for the last 15 years served as the
                           President of Del South Restaurants, Inc., an investment properties firm. He also holds interests in several real estate investment companies and is a Vice President of DCR, Inc. His initial term as director will expire in 2000.

Kent Lee Hannah -          Mr. Hannah has since December 1998 served as the
                           Vice President of Financial Administration of
                           Advanced Computer Technologies, a network services company. Prior to that time he was the owner and manager of Keystone Consulting Group, a recruiting and staffing company which he started in 1993. His initial term as director will expire in 2001.

Don C. Hartsfield -        Mr. Hartsfield currently serves as the President of
                           DCH, Inc. (since 1994), D.H. Lands, Inc. (since
                           1992), Georgia 400 Office Park, Inc. (since 1997),
                           The Commerce Co. (since 1994), Overlook Associates,
                           Inc. (since 1986), Top-Spin, Inc. (since 1999), and
                           Eagle 75, LLC (since 1998), all of which are involved in various real estate development projects. His initial term as director will expire in 2001.

Richard H. Peden, Sr. -    Mr. Peden has since 1968 been the owner and
                           President of U.S. General Construction, a construction company. His initial term as director will expire in 2001. His initial term as director will expire in 2001.

Charles J. Puckett -       Mr. Puckett has been retired since he sold People's
                           Dodge, a car dealership, in 1998. He had owned the dealership since 1988. His initial term as director will expire in 2002.

Gerald ONeal
("Neal") Reynolds -        Mr. Reynolds has since 1990 served as the Chairman
                           and Chief Executive Officer of The Ad Shop, Inc., an advertising agency. His initial term as director will expire in 2002.

COMMITTEES OF THE BOARDS OF DIRECTORS

         The Board of Directors of Integrity Bancshares has established the committees described below. The members of each committee will be the same for Integrity Bank and Integrity Bancshares

         Loan committee. The Loan Committee will establish and update loan policies, review loan management and administration, review loan approval procedures, review loan loss reserve adequacy, review loan problems administration, and review real estate appraisal policies and OREO management. The initial members of the Loan Committee are expected to be James E. Bridges, Don C. Hartsfield, Steven M. Skow, and Clinton M. Day.

         Investment committee. The Investment Committee will establish and update investment, liquidity, and asset/liability policies, monitor those policies for compliance, monitor Integrity Bancshares' and Integrity Bank's capital adequacy position, and set and monitor investment strategies. The initial members of the Investment Committee are expected to be Gerald ONeal ("Neal") Reynolds, and Richard H. Peden, Sr.

         Audit committee. The Audit Committee will review examinations and responses to those examinations, select both internal and external auditors, monitor internal controls, conduct annual audit planning, and conduct quarterly meetings with the internal auditor. The initial members of the Audit Committee are expected to be Kent L. Hannah, Charles J. Puckett, and Johnny E. Cunningham.


                             EXECUTIVE COMPENSATION

1999 COMPENSATION

         The following table shows information for 1999 with regard to compensation for services rendered in all capacities to Integrity Bancshares and Integrity Bank by its Chief Executive Officer. No executive officer earned more than $100,000 in salary and bonus in 1999.

                           SUMMARY COMPENSATION TABLE

                                                  Annual Compensation
                                    ---------------------------------------------------
                                                                       Other (1)
Name and                                             Other              Annual
Principal Position         Year     Salary ($)       Bonus ($)         Compensation ($)
------------------         ----     ----------       ---------         ----------------
Steven M. Skow             1999     $40,000           $0                 $25,344
President and Chief
Executive Officer

(1) The $25,344 in other annual compensation consists of consulting fees paid to Mr. Skow. Mr. Skow receives no long-term compensation.

Currently, Mr. Skow does not have an employment contract, which means his employment may be terminated by any party at any time for any reason. Once operational, Integrity Bank and Integrity Bancshares may enter into a joint employment agreement with Mr. Skow which will have comparable terms as other employment agreements with bank Chief Executive Officers with similar experience. Any such employment agreement may contain provisions for long term compensation through stock options, stock appreciation rights, or other similar vehicles.

DIRECTOR COMPENSATION

         Integrity Bancshares and Integrity Bank will not separately compensate their directors for their service as directors until they have recovered all of their losses. Thereafter, Integrity Bancshares and Integrity Bank may adopt compensatory policies for their directors that conform to applicable law.

                           RELATED PARTY TRANSACTIONS

         Integrity Bancshares has entered into a purchase and sale agreement with James E. Bridges for the purchase of its site at 11130 State Bridge Road. The purchase price for this land is $850,000, which is lower than the values assigned to the property by two independent appraisals. All of the organizers other than Mr. Bridges approved the purchase agreement and believe this price to be fair. Integrity Bancshares also expects to enter into a construction contract with Richard H. Peden, Sr. for the construction of its facility. The cost of the construction, estimated to be $1,960,000, was approved by all of the organizers other than Mr. Peden and is considered by them to be a fair price.

         In addition to the above, Integrity Bancshares and Integrity Bank will have banking and other business transactions in the ordinary course of business with their directors and officers, including members of the directors' and officers' families or corporations, partnerships or other organizations in which their directors and officers have a controlling interest. If these transactions occur, each transaction:

         - will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Integrity Bank;

         - will be on terms no less favorable than could be obtained from an unrelated party; and

         - will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

              DESCRIPTION OF CAPITAL STOCK OF INTEGRITY BANCSHARES

COMMON STOCK

         Integrity Bancshares' Articles of Incorporation authorize it to issue up to 10 million shares of common stock, no par value, of which a minimum of 1,000,000 up to a maximum of 1,200,000 shares will be issued in this offering.

         All shares of common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by Integrity Bancshares Inc.'s Board of Directors. Upon Integrity Bancshares' voluntary or involuntary liquidation or dissolution, all shares of common stock will be entitled to share equally in all of Integrity Bancshares' assets available for distribution to the shareholders. We do not anticipate that Integrity Bancshares will pay any cash dividends on the common stock in the near future. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock will not have any right to acquire authorized but unissued capital stock of Integrity Bancshares whenever it issues new shares of capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to the common stock. All shares of the common stock issued in the offering will be fully paid and non-assessable.

        IMPORTANT PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

ANTITAKEOVER PROVISIONS

         The following is a description of the antitakeover provisions that are in the Integrity Bancshares' articles of incorporation and bylaws.

         CLASSIFICATION OF THE BOARD OF DIRECTORS

         Article 7 of Integrity Bancshares's articles of incorporation divides the board of directors into three classes, Class I, Class II and Class III, each of which is as nearly equal in numbers as possible. The directors in each class will hold office for staggered terms of three years each, after initial terms of one year, two years and three years, respectively. Each director also serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is modified, any increase or decrease in directorships would be apportioned among the classes so as to make all classes as nearly equal in number as possible.

         CHANGE IN NUMBER OF DIRECTORS

         Article 3.2 of Integrity Bancshares's bylaws provides that a change in the number of directors of Integrity Bancshares would have to be made by the affirmative vote of two-thirds of the entire board of directors or by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Integrity Bancshares stock. Article 8 of the articles of incorporation of Integrity Bancshares provides that any amendment to this Bylaw will require the affirmative vote of at least two-thirds of the issued and outstanding shares of Integrity Bancshares stock. The applicable provisions of the Georgia Business Corporation Code provide that, in the absence of a provision such as article 8, the number of directors may be increased or decreased from time to time as provided in the bylaws unless the number of directors is otherwise fixed by the shareholders.

         REMOVAL OF DIRECTORS

         Article 9 of the articles of incorporation of Integrity Bancshares provides that directors of Integrity Bancshares may be removed during their terms for "cause" by the affirmative vote of the holders of a majority of the outstanding shares of Integrity Bancshares stock or by the affirmative vote of a majority of the directors then in office. They may be removed without cause only by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares. The articles of incorporation define "cause" for this purpose as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over Integrity Bancshares, adjudication as an incompetent by a court, determination by at least two-thirds of the incumbent directors of Integrity Bancshares that the conduct of the director to be removed has been inimical to the best interest of Integrity Bancshares, or the director was an employee or officer of Integrity Bancshares or any of its subsidiaries and was discharged or resigned at the request of the board of directors of Integrity Bancshares or any subsidiary of Integrity Bancshares for reasons relating to the performance of his or her duties.

         In the absence of a provision dealing with the removal of directors, such as article 9, the Georgia Business Corporation Code provides that if the directors have staggered terms, then the shareholders may remove directors only for cause, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise.

         ADVANTAGES AND DISADVANTAGES OF ARTICLES 7, 8 AND 9

         Articles 7, 8 and 9 of Integrity Bancshares' articles of incorporation would make it more difficult for shareholders of Integrity Bancshares, including those holding a majority of the outstanding shares of Integrity Bancshares stock, to force an immediate change in the composition of a majority of the board of directors, even if the reason for the change was the performance of the present directors. Under article 7, the terms of only one-third of the incumbent directors will expire each year, provided no new directorships are created and no directors resign or are removed from office. Under article 8 and article 3.2 of Integrity Bancshares' bylaws, it will be more difficult to create new directorships, and under article 9, it will be more difficult to remove directors without cause. Accordingly, generally two annual shareholders' meetings will be required to change a majority of the directors of Integrity Bancshares instead of one such meeting.

         The board believes that articles 7, 8 and 9 will help to assure continuity and stability in the leadership and policies of Integrity Bancshares. We also believe that these articles will enable Integrity Bancshares to protect the interests of its shareholders in the event that another party, through a takeover bid or otherwise, obtains a substantial number of shares of Integrity Bancshares stock.

         It would be impossible, assuming that no new directorships were created, no directors resigned and no directors were removed from office, for shareholders to change a majority of the directors at any one annual meeting should they consider such a change desirable unless the shareholders controlled sufficient votes to amend articles 7, 8 or 9 (two-thirds of the outstanding shares). Although articles 7, 8 and 9 will make it more difficult to acquire operating control of Integrity Bancshares in an unfriendly manner, directors who oppose or who are discouraged by new controlling shareholders might resign, thereby allowing directors elected by the new controlling shareholders to fill the vacancies created by such resignations.

         SUPERMAJORITY VOTING ON CERTAIN TRANSACTIONS

         Article 13 of the articles of incorporation of Integrity Bancshares, provides, with certain exceptions, that any merger or share exchange involving Integrity Bancshares or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Integrity Bancshares stock. However, an exception to this rule exists where the board of directors of Integrity Bancshares has approved the particular transaction by the affirmative vote of more than two-thirds of the entire board. In cases where this exception applies, the applicable provisions of the Georgia Business Corporation Code govern, and shareholder approval of the transaction would require a favorable vote by a majority of all votes entitled to be cast.

         The primary purpose of this article is to discourage any party from attempting to acquire control of Integrity Bancshares without negotiation with the board of directors. Such a merger or sale might not be in the best interests of Integrity Bancshares or its shareholders. This provision may also serve to reduce the risk of a potential conflict of interest between a substantial shareholder on the one hand and Integrity Bancshares and its other shareholders on the other.

         You should recognize that the foregoing provision could enable the holders of a minority of the shares of Integrity Bancshares stock to prevent a transaction favored by the holders of a majority of such shares. Also, in some circumstances, the board of directors could, by withholding its consent to such a transaction, cause a two-thirds vote to be required to approve the transaction, thereby enhancing the ability of management to retain control over the affairs of Integrity Bancshares and their positions with Integrity Bancshares. However, of the nine persons who are directors of Integrity Bancshares, only one is affiliated with Integrity Bancshares or one of its subsidiary banks in full-time management positions.

         EVALUATION OF AN ACQUISITION PROPOSAL

         Article 14 provides that the response of Integrity Bancshares to any acquisition proposal made by another party will be based on the board's evaluation of the best interests of Integrity Bancshares and its shareholders. As used in this Prospectus, an acquisition proposal refers to any offer of another party:

         1. to make a tender offer or exchange offer for any equity security of Integrity Bancshares;

         2. to merge or consolidate Integrity Bancshares with another corporation; or

         3. to purchase or otherwise acquire all or substantially all of the assets owned by Integrity Bancshares.

         Article 14 charges the board, in evaluating an acquisition proposal, to consider all relevant factors, including:

         - the expected social and economic effects of the transaction on the employees, customers and other constituents (e.g., suppliers of goods and services) of Integrity Bancshares and its subsidiaries;

         - the expected social and economic effects on the communities within which Integrity Bancshares and its subsidiaries operate; and

         - the consideration being offered by the other corporation in relation

                  - to the then current value of Integrity Bancshares as determined by a freely negotiated transaction; and

                  - to the board of directors' then estimate of Integrity Bancshares' future value as an independent entity.

The enumerated factors are not exclusive, and the board may consider other relevant factors.

         Integrity Bancshares included this article in its articles of incorporation because banks are charged with providing support to and being involved with the communities they serve. The board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the consideration being offered in relation to the then market or book value of Integrity Bancshares stock. Neither the Georgia Business Corporation Code nor the Georgia Financial Institutions Code specifically enumerates the factors the board of directors of a corporation or a bank, respectively, should consider in the event the corporation or the bank is presented with an acquisition proposal.

         While the value of the consideration offered to shareholders is the main factor when weighing the benefits of an acquisition proposal, the board believes it appropriate also to consider all other relevant factors. For example, this article directs the board to evaluate the consideration being offered in relation to the then current value of Integrity Bancshares determined in a freely negotiated transaction and in relation to the board's then estimate of the future value of Integrity Bancshares as an independent concern. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The board believes that frequently the consideration offered in such a situation, even though it may be in excess of the then market value (i.e., the value at which shares are then currently trading), is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms which reflect not only the current value, but also the future value of Integrity Bancshares.

         One effect of this article may be to discourage a tender offer in advance. Often a potential acquirer consults the board of a target corporation prior to or after commencing a tender offer in an attempt to avoid a contest from developing. In the opinion of the board, this provision will strengthen its position in dealing with any potential acquirer which might attempt to acquire Integrity Bancshares through a hostile tender offer. Another effect of this article may be to dissuade shareholders who might be displeased with the board's response to an acquisition proposal from engaging Integrity Bancshares in costly litigation. This provision, however, does not affect the right of a shareholder displeased with the board's response to an acquisition proposal to institute litigation against Integrity Bancshares and to allege that the board breached an obligation to shareholders by not limiting its evaluation of an acquisition proposal to the value of the consideration being offered in relation to the then market or book value of Integrity Bancshares stock.

         Article 14 would not make an acquisition proposal regarded by the board as being in the best interests of Integrity Bancshares more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in the best interests of Integrity Bancshares (and thus to oppose it) on the basis of the various factors deemed relevant. In some cases, such opposition by the board might have the effect of maintaining the positions of incumbent management.

         AMENDMENT OF ANTITAKEOVER PROVISIONS

         Any amendment of articles 7, 8, 9, 13 and 14 of Integrity Bancshares' articles of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Integrity Bancshares stock, unless two-thirds of the entire board of directors approves the amendment. If two-thirds of the board approves the amendment, the applicable provisions of the Georgia Business Corporation Code would govern, and the amendment would be approved by a majority of the shares entitled to be cast on the amendment.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         Integrity Bancshares' articles of incorporation eliminate a director's personal liability for breach of duty as a director to the fullest extent permitted by law.

         Integrity Bancshares' bylaws provide for indemnification to the fullest extent permitted by law. Federal law prohibits Integrity Bancshares from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Integrity Bancshares pursuant to the foregoing provisions, Integrity Bancshares has been informed that in the opinion of the SEC indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, Integrity Bancshares will have a minimum of 1,000,000 and a maximum of 1,200,000 shares of common stock outstanding. These shares will be freely tradable without restriction, except that "affiliates" of Integrity Bancshares must comply with the registration requirements of the Securities Act of 1933 or an exemption from registration, such as an exemption provided by Rule 144.

         Rule 144 defines an affiliate of a company as a person who directly or indirectly controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers and principal shareholders.

         Each of Integrity Bancshares' affiliates who purchases common stock in this offering may sell under Rule 144, within any three-month period, such number of shares of common stock that does not exceed the greater of:

         (1)      1% of the outstanding shares of common stock, or

         (2) Integrity Bancshares' average weekly trading volume during the four calendar weeks preceding the affiliate's proposed sale.

         Sales by affiliates under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Integrity Bancshares.

         Prior to the offering, there has not been a public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock on the public market could adversely affect prevailing market prices and the ability of Integrity Bancshares to raise equity capital in the future.

                           SUPERVISION AND REGULATION

         The following discussion sets forth the material elements of the regulatory framework that applies to banks and bank holding companies and provides certain specific information related to Integrity Bancshares

GENERAL

         Integrity Bancshares will be a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 and the Georgia Department of Banking and Finance under the Georgia Bank Holding Company Act, as currently in effect. As a result, Integrity Bancshares and any future non-bank subsidiaries it establishes will be subject to the supervision, examination, and reporting requirements of these acts and the regulations of the Federal Reserve and the Georgia Department of Banking and Finance issued under these acts.

         The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

         (1) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

         (2) it or any of its non-bank subsidiaries may acquire all or substantially all of the assets of any bank; or

         (3) it may merge or consolidate with any other bank holding company.

         The Bank Holding Company Act further provides that the Federal Reserve may not approve any transaction that would result in or tend to create a monopoly, substantially lessen competition or otherwise function as a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

         Integrity Bancshares and any other bank holding company located in Georgia may acquire a bank located in any other state, and any bank holding company located outside of Georgia may acquire any Georgia-based bank, regardless of state law to the contrary. In either case, certain deposit-percentage, aging requirements, and other restrictions apply. National and state-chartered banks may branch across state lines by acquiring banks in other states. By adopting legislation prior to June 1, 1997, a state could elect either to "opt in" and accelerate the date after which interstate branching would be permissible or "opt out" and prohibit interstate branching altogether. The Georgia Interstate Banking Act provides that interstate acquisitions by or of institutions located in Georgia are permitted in states that also allow national interstate acquisitions. The Georgia Interstate Branching Act permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish new branches throughout Georgia.

         Except as amended by the Gramm-Leach-Bliley Act of 1999 discussed below, the Bank Holding Company Act generally prohibits Integrity Bancshares from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or keeping direct or indirect control of any company engaged in any activities other than those activities that the Federal Reserve determines that to be closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the

Federal Reserve must consider whether the activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, the Federal Reserve has determined that factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities are permissible activities of bank holding companies. The Bank Holding Company Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve may order a holding company or its subsidiaries to terminate any activity or ownership or control of any subsidiary when it has reasonable cause to believe that the holding company's continued activity, ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiaries.

         Integrity Bank is a Georgia chartered commercial bank. As a result, it is subject to the supervision, examination and reporting requirements of the Georgia Department of Banking and Finance and the FDIC. The FDIC and the Georgia Department of Banking and Finance regularly examine the operations of Georgia chartered banks and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. The FDIC and the Georgia Department of Banking and Finance also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

GRAMM-LEACH-BLILEY ACT OF 1999

         President Clinton signed the Gramm-Leach-Bliley Act of 1999, which reforms financial services regulation, into law on November 12, 1999. This new law covers various topics such as insurance, unitary thrifts, privacy protection provisions for customers of financial institutions, the Federal Home Loan Bank system's modernization, automatic teller machine reform, the Community Reinvestment Act and certain changes related to the securities industry. This new law also eliminates legal barriers to affiliations among banks and securities firms, insurance companies, and other financial services companies.

         The Gramm-Leach-Bliley Act amends the Bank Holding Company Act to clarify that a bank holding company may hold shares of any company that the Federal Reserve Board determined, as of the day before the date of enactment of the Gramm-Leach-Bliley Act, to be engaged in activities that were sufficiently closely related to banking. This act also amends the Bank Holding Company Act to establish a new type of bank holding company--the "financial holding company". Pursuant to the Gramm-Leach-Bliley Act, financial holding companies have the authority to engage in financial activities in which other bank holding companies may not engage. Financial holding companies may also affiliate with companies that are engaged in financial activities. These financial activities include activities that are:

         -        financial in nature;

         -        incidental to an activity that's financial in nature; or

         - complimentary to a financial activity and don't pose a substantial risk to the safety and soundness of depository institutions or the financial system in general.

The Federal Reserve Board and the Secretary of the Treasury may determine which activities meet these standards. However, the Gramm-Leach-Bliley Act lists certain activities as being financial in nature. For example, some of these activities are:

         - lending, exchanging, transferring, investing for others, or safeguarding money or securities;

         - insuring, guaranteeing, or indemnifying against loss, harm, damage, illness, disability, or death, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes in any state;

         -        providing financial, investment or economic advice;

         - issuing or selling interests in pools of assets that a bank could hold directly;

         -        underwriting, dealing in or making markets in securities;

         - engaging in any activity that the Federal Reserve Board determined by an order or regulation that's in effect on the date of enactment of the Gramm-Leach-Bliley Act to be related closely to banking; and

         - engaging within the United States in any activity that a bank holding company could engage in outside of the United States, if the Federal Reserve Board found before the Gramm-Leach-Bliley Act that the activity was usual in connection with banking or other financial operations internationally.

         The Gramm-Leach-Bliley Act also directs the Federal Reserve Board to adopt a regulation or order defining certain additional activities as financial in nature, to the extent that they are consistent with that act. These include:

         - lending, exchanging, transferring, investing for others or safeguarding financial assets other than money or securities;

         - providing any device or other instrumentality for transferring financial assets; and

         - arranging, effecting or facilitating financial transactions for third parties.

         Not all bank holding companies may become financial holding companies. A bank holding company must meet three requirements before becoming a financial holding company:

         - all of the bank holding company's depository institution subsidiaries must be well capitalized;

         - all of the bank holding company's depository institution subsidiaries must be well managed; and

         - the bank holding company must file with the Federal Reserve Board a declaration of its election to become a financial holding company, including a certification that its depository institution subsidiaries meet the prior two criteria.

With only a few exceptions, in order to exercise the powers granted to them under the Gramm-Leach-Bliley Act, a financial holding company or insured depository institution also must meet the Community Reinvestment Act's requirements. If any insured depository institution, insured depository institution affiliate, or insured depository institution subsidiary of a financial holding company didn't receive a Community Reinvestment Act rating of at least "satisfactory record of meeting community credit needs" at its most recent Community Reinvestment Act examination, the regulatory agencies are to prevent the insured depository institution or financial holding company from exercising the new powers, either directly or through a subsidiary.

         A company that is not a bank holding company nor a foreign bank, which becomes a financial holding company, may be able to continue to engage in nonfinancial activities and the company may be able to keep its ownership interests in other companies that are engaged in nonfinancial activities. The ability to continue the nonfinancial activities or keep ownership interests in other companies that are engaged in nonfinancial activities lasts for ten years after the Gramm-Leach-Bliley Act's enactment and may be extended for an additional five-year term if granted by the Federal Reserve Board pursuant to an application. In order to continue in the nonfinancial activities:

         - the holding company must have been engaged in the nonfinancial activity or held the shares in the other companies engaged in nonfinancial activities on September 30, 1999;

         - the holding company must be predominantly engaged in financial activities; and

         - the company engaged in the nonfinancial activity must continue to engage in the same nonfinancial activities it did on September 30, 1999 and engage in other authorized activities under the Gramm-Leach-Bliley Act.

         A holding company is predominantly engaged in financial activities where at least 85% of the consolidated annual gross revenues of the holding company and its subsidiaries, other than depository institutions, come from financial activities.

PAYMENT OF DIVIDENDS

         Integrity Bancshares is a legal entity separate and distinct from Integrity Bank. The principal sources of Integrity Bancshares' cash flow, including cash flow to pay dividends to its shareholders, are dividends that Integrity Bank pays to its sole shareholder, Integrity Bancshares Statutory and regulatory limitations apply to Integrity Bank's payment of dividends to Integrity Bancshares as well as to Integrity Bancshares' payment of dividends to its shareholders.

         If, in the opinion of the FDIC, Integrity Bank were engaged in or about to engage in an unsafe or unsound practice, such authority could require, after notice and a hearing, that Integrity Bank cease and desist from its practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is already undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "Prompt Corrective Action" below.

         The Georgia Financial Institutions Code and the Georgia Banking Department's regulations provide:

- that dividends of cash or property may be paid only out of the bank's retained earnings;

- that dividends may not be paid if the banks' paid-in capital and retained earnings which are set aside for dividend payment and other distributions do not, in combination, equal at least 20% of the bank's capital stock; and

- that dividends may not be paid without prior approval of the Georgia Banking Department if

         - the bank's total classified assets at its most recent examination exceed 80% of its equity capital;

         - the aggregate amount of dividends to be declared exceeds 50% of the bank's net profits after taxes but before dividends for the previous calendar year; or

         - the ratio of equity capital to total adjusted assets is less than 6%.

         The payment of dividends by Integrity Bancshares and Integrity Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         Integrity Bancshares and Integrity Bank will be required to comply with the capital adequacy standards established by the Federal Reserve in the case of Integrity Bancshares and the Georgia Department of Banking and Finance in the case of Bank. The Federal Reserve has established two basic measures of capital adequacy for bank holding companies - a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital").

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for Integrity Bancshares, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 Capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.

         Integrity Bank will be subject to risk-based and leverage capital requirements adopted by the Georgia Department of Banking and Finance, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.
See "Prompt Corrective Action."

SUPPORT OF SUBSIDIARY INSTITUTIONS

         Under Federal Reserve policy, Integrity Bancshares is expected to act as a source of financial strength for, and to commit resources to support, Integrity Bank. This support may be required at times when, without this Federal Reserve policy, Integrity Bancshares might not be inclined to provide it. In addition, any capital loans by a bank holding company to its subsidiary bank will be repaid only after its deposits and certain other indebtedness are repaid in full. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

PROMPT CORRECTIVE ACTION

         The Federal Deposit Insurance Corporation Improvement Act of 1991 established a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, relating to institutions in the three undercapitalized categories. The severity of the action will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The controlling holding company' obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. In addition, the appropriate federal banking agency may treat an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution, if it determines that those actions are necessary.

FDIC INSURANCE ASSESSMENTS

         The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized;
(2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. The FDIC determines an institution's insurance assessment rate based on the institution's capital category and supervisory category. Under the risk-based assessment system, there are nine combinations of capital groups and supervisory subgroups to which different assessment rates are applied. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup.

         Effective January 1, 1997, the FDIC imposed assessments to help repay the $780 million in annual interest payments on the $8 billion of Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. The FDIC will assess banks at a rate of 1.3 cents per $100 of deposits until December 31, 1999. Thereafter, it will add approximately 2.4 cents per $100 of deposits to each assessment.

         The FDIC may terminate an institution's deposit insurance if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

PROPOSED LEGISLATION AND REGULATORY ACTION

         New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

                                  LEGAL MATTERS

         Miller & Martin LLP, Atlanta, Georgia, will pass upon the validity of the shares of common stock offered by this prospectus.

                             REPORTS TO SHAREHOLDERS

         Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, Integrity Bancshares will be subject to the reporting requirements of the Securities Exchange Act of 1934, as currently in effect, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist at least through the end of this fiscal year and will continue for fiscal years thereafter, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of the year the common stock is held of record by less than 300 persons.

         At any time that Integrity Bancshares is not a reporting company, it will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department of Banking and Finance.

Integrity Bancshares' fiscal year ends on December 31. Additionally, Integrity Bancshares will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

                                     EXPERTS

         Integrity Bancshares' audited financial statements at January 12, 2000, and from the period from June 11, 1999 (inception) until January 12, 2000, included in this prospectus have been included in reliance on the report of Mauldin & Jenkins, LLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         Integrity Bancshares has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as currently in effect, relating to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information about Integrity Bancshares and the common stock, we refer you to the Registration Statement and its exhibits. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement are available at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Integrity Bancshares, that file electronically with the Securities and Exchange Commission.

         Integrity Bancshares and its directors have filed or will file various applications with the FDIC, the Federal Reserve, and the Georgia Department of Banking and Finance. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Integrity Bancshares and information in public files and records maintained by the FDIC, the Federal Reserve, and the Georgia Department of Banking and Finance, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditor's Report....................................................................................F-2

Balance sheet, January 12, 2000.................................................................................F-3

Statement of loss, period from June 11, 1999, date of inception, to January 12, 2000...........................................................................................F-4

Statement of cash flows, period from June 11, 1999, date of inception, to January 12, 2000...........................................................................................F-5

Notes to financial statements...................................................................................F-6

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Integrity Bancshares, Inc.
Alpharetta, Georgia

                  We have audited the accompanying balance sheet of INTEGRITY BANCSHARES, INC., a development stage company, as of January 12, 2000, and the related statements of loss and cash flows for the period from June 11, 1999, date of inception, to January 12, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integrity Bancshares, Inc., a development stage company, as of January 12, 2000, and the results of its operations and its cash flows for the period from June 11, 1999, date of inception, to January 12, 2000, in conformity with generally accepted accounting principles.


                                             /s/ MAULDIN & JENKINS, LLC


Atlanta, Georgia
January 17, 2000

                           INTEGRITY BANCSHARES, INC.
                          (A Development Stage Company)

                                  Balance Sheet
                                JANUARY 12, 2000
------------------------------------------------------------------------

     ASSETS
Cash                                                           $ 21,813
Equipment (net of accumulated depreciation of $1,369)            64,990
Earnest money deposit on land                                    10,000
                                                               --------

     Total assets                                              $ 96,803

                                                               ========

     LIABILITIES AND STOCKHOLDER'S DEFICIT

LIABILITIES
  Line of credit                                                350,000
  Note payable                                                   31,875
  Accrued expenses                                                1,556
                                                               --------

     Total liabilities                                          383,431
                                                               --------

COMMITMENTS

STOCKHOLDER'S (DEFICIT)
  Common stock, no par value; 10,000,000 shares
     authorized, 5 shares issued and outstanding                     50
  Deficit accumulated during the development stage             (286,678)
                                                               --------

     Total stockholder's deficit                               (286,628)
                                                               --------

     Total liabilities and stockholder's deficit               $ 96,803

                                                               ========

See Notes to Financial Statements

                           Integrity Bancshares, Inc.
                          (A Development Stage Company)

                                STATEMENT OF LOSS
                  PERIOD FROM JUNE 11, 1999, DATE OF INCEPTION,
                               TO JANUARY 12, 2000

------------------------------------------------------------------------------

Expenses
     Personnel expenses                                                     $     66,921
     Interest                                                                      8,436
     Equipment and occupancy expenses                                              4,919
     Legal and consulting                                                        138,162
     Other expenses                                                               68,240
                                                                            ------------
                                                                                 286,678
                                                                            ------------

          Net loss and deficit accumulated during the development stage     $  (286,678)
                                                                            ============

See Notes to the Financial Statements.

                           INTEGRITY BANCSHARES, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
                  PERIOD FROM JUNE 11, 1999, DATE OF INCEPTION,
                               TO JANUARY 12, 2000
 ------------------------------------------------------------------------------


OPERATING ACTIVITIES
     Net loss                                                                                    $    (286,678)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
       Depreciation                                                                                      1,369
       Increase in accrued expenses                                                                      1,556
                                                                                                --------------
           Net cash used in operating activities                                                      (283,753)
                                                                                                --------------
INVESTING ACTIVITIES
     Purchase of premises and equipment                                                                (42,359)
                                                                                                --------------
          Net cash used in investing activities                                                        (42,359)
                                                                                                --------------
FINANCING ACTIVITIES
     Proceeds from line of credit                                                                      350,000
     Repayment of note payable                                                                          (2,125)
     Proceeds from issuance of common stock                                                                 50
                                                                                                --------------
          Net cash provided by financing activities                                                    347,925
                                                                                                --------------
Net increase in cash                                                                                    21,813
Cash at beginning of period                                                                                  0
                                                                                                --------------
Cash at end of period                                                                           $       21,813
                                                                                                ==============
NONCASH FINANCING ACTIVITIES:
     Purchases of equipment financed                                                            $       34,000
                                                                                                ==============

See Notes to Financial Statements.

                           INTEGRITY BANCSHARES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------



NOTE 1.           ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

         Integrity Bancshares, Inc. (the "Company") was incorporated on November 12, 1999 to operate as a bank holding company pursuant to the Federal Bank Holding Act of 1956, as amended, and the Georgia Bank Holding Company Act. The Company intends to acquire 100% of the issued and outstanding capital stock of Integrity Bank (In Organization) (the "Bank"), a corporation to be organized under the laws of the State of Georgia to conduct a general banking business in Alpharetta, Georgia. On November 12, 1999, the organizers filed an application for approval of the organization of the Bank with the Georgia Department of Banking and Finance ("DBF") and also with the Federal Deposit Insurance Corporation ("FDIC") for insurance of the Bank's deposits. The Company has applied to the DBF to become a bank holding company and will apply to the Federal Reserve Bank of Atlanta ("FRB") as soon as it receives preliminary approval from the DBF. Upon obtaining regulatory approval, the Company will be a registered bank holding company subject to regulation by the FRB and DBF.

         Activities since inception have consisted primarily of the Company's and the Bank's organizers engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution.

SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

         ORGANIZATION AND STOCK OFFERING COSTS

         Organization costs will be expensed as incurred in accordance with generally accepted accounting principles. Stock offering costs will be charged to capital surplus upon completion of the stock offering. Additional costs are expected to be incurred for organization costs and stock offering costs.

         EQUIPMENT

         Equipment is carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over an estimated useful life of three to five years.

         INCOME TAXES

         The Company will be subject to Federal and state income taxes when taxable income is generated. No income taxes have been accrued because of operating losses incurred during the preopening period.

         FISCAL YEAR

         The Company will adopt a calendar year for both financial reporting and tax reporting purposes.

NOTE 2.           LINE OF CREDIT

         To facilitate the formation of the Company and the Bank, the organizers have established a $500,000 line of credit with an independent bank for the purpose of paying organization and preopening expenses for the Company and the Bank and the expenses of the Company's common stock offering. The line of credit bears interest at the lender's prime rate less 1/2% and matures on September 16, 2000. Interest is payable quarterly. The interest rate at January 12, 2000 was 8.00%. The organizers have personally guaranteed repayment of the line of credit. All funds advanced on behalf of the Company and the Bank will be repaid from the proceeds of the stock offering. The Company's ability to repay these advances and relieve the organizers from their personal guarantees depends upon the completion of the offering.

NOTE 3.           NOTE PAYABLE

         Note payable consists of a note used to finance the purchase of the Company's vehicle. The note requires 48 monthly payments of $861.73 including interest at 9.75%.


NOTE 4.           COMMITMENTS AND RELATED PARTY TRANSACTIONS

         The Company has entered into an agreement to purchase approximately 1.3 acres of land at a price of $850,000. The land was purchased from a director of the Company and will be used as the site for its main office. As of January 12, 2000, the Company has made a $10,000 deposit on the land.

         The Company is also leasing temporary office facilities on a month-to-month basis for $900 from the aforementioned director. Total rental expense included in the statement of loss under this arrangement amounted to $2,700.

NOTE 5.           COMMON STOCK OFFERING

         The Company proposes to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of the Company's common stock at a price of $10 per share.

                              [INSIDE BACK COVER]


                              [DIAGRAM OF PREMISES]

                              [OUTSIDE BACK COVER]


     Dealer Prospectus Delivery Obligation. Until August 31, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments in subscriptions.